TO BUSINESS EDITOR:

First M&F Corp. Announces Stock Repurchase Program

KOSCIUSKO, Miss., Dec. 18 /PRNewswire-FirstCall/ -- The Board of Directors of First M&F Corporation, at its meeting December 12, 2007, announced the approval of a stock buyback program.
At its December 12th meeting, the Board of Directors approved a stock repurchase program targeted at repurchasing up to 500,000 shares (approximately 5% of outstanding shares) beginning in January, 2008 and ending in December. This initiative opens up another option to the Company in implementing a capital planning strategy that best utilizes the Company's capital. The plan may be renewed following its expiration dependent upon the Board's and management's analysis of the effectiveness of the program and the achievement of corporate goals. The shares will be acquired at management's discretion and primarily through a third-party broker, under SEC guidelines, in the open market at prevailing prices and as market conditions allow and will be held as authorized but unissued shares to be used for general corporate purposes.

First M&F Corp. (Nasdaq: FMFC) is a $1.6 billion community bank holding company, with financial services locations throughout Central and North Mississippi, in West Tennessee (Memphis metro), Central Alabama (Birmingham smetro) and in the Florida panhandle.

SOURCE First M&F Corporation
-0- 12/18/2007
/CONTACT: John G. Copeland, Chief Financial Officer of First M&F Corporation, +1-662-289-8594/
/Web site: http://www.mfbank.com /
(FMFC)